GAP INC. REPORTS APRIL SALES UP 1 PERCENT; COMPARABLE STORE SALES DOWN 6 PERCENT

SAN FRANCISCO - May 8, 2008 - Gap Inc. (NYSE: GPS) today reported net sales of $1.10 billion for the four-week period ended May 3, 2008, which is an increase of 1 percent as compared with net sales of $1.09 billion for the same period ended May 5, 2007. The company's comparable store sales for April 2008 decreased 6 percent compared with a 16 percent decrease for April 2007.

Comparable store sales by division for April 2008 were as follows:

  Gap North America: flat versus negative 14 percent last year
  Banana Republic North America: flat versus negative 13 percent last year
  Old Navy North America: negative 12 percent versus negative 20 percent last year
  International: negative 7 percent versus negative 5 percent last year

"While April performance varied across each brand, we delivered merchandise margins significantly above last year while continuing to manage costs in a disciplined manner," said Sabrina Simmons, chief financial officer of Gap Inc.

First Quarter Sales Results and Earnings Guidance

For the thirteen weeks ended May 3, 2008, total company net sales were $3.38 billion, which is a decrease of 5 percent as compared with net sales of $3.55 billion for the thirteen weeks ended May 5, 2007. The company's first quarter comparable store sales decreased 11 percent compared with a decrease of 4 percent in the first quarter of the prior year.

Comparable store sales by division for the first quarter of fiscal year 2008 were as follows:

  Gap North America: negative 7 percent versus negative 4 percent last year
  Banana Republic North America: negative 4 percent versus negative 2 percent last year
  Old Navy North America: negative 18 percent versus negative 5 percent last year
  International: negative 5 percent versus negative 3 percent last year

The company expects diluted earnings per share on a GAAP basis for the first quarter of fiscal year 2008 to be $0.30 to $0.32. Included in the diluted earnings per share guidance for the first quarter is a benefit of about $15 million to pre-tax earnings from a reduction of interest expense accruals resulting primarily from foreign tax audit events occurring in the quarter.

Simmons added, "We are pleased with our ability to achieve bottom line earnings growth in the first quarter. However, our traffic patterns and sales continue to be challenging, it is still early in the year, and the economic environment remains volatile. We are reaffirming our earnings outlook for the year and continue to expect diluted earnings per share of $1.20 to $1.27."

For more detailed information regarding the company's April 2008 sales, please call 1-800-GAP-NEWS to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

Gap Inc. will release its first quarter earnings via press release on May 22, 2008, at 1:30 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.'s first quarter results in a live conference call and webcast at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 800-374-0168 and international callers may dial 706-634-0994. The webcast can be accessed at www.gapinc.com.

May Sales

The company will report May sales on June 5, 2008.

Forward-Looking Statements

This press release and related recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) diluted earnings per share for the first quarter of fiscal year 2008 and (ii) diluted earnings per share for the fiscal year 2008.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company's close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the highly competitive nature of the company's business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company's credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company's IT systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company's supply chain or operations; the risk that the company's efforts to expand internationally through franchising and similar arrangements may not be successful and could impair the value of its brands; the risk that acts or omissions by the company's third party vendors, including a failure to comply with the company's code of vendor conduct, could have a negative impact on the company's reputation or operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, costs and expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company's Annual Report on Form 10-K for the fiscal year ended February 2, 2008.

These forward-looking statements are based on information as of May 8, 2008. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Investor Relations:

Evan Price

415-427-2161

Media Relations:

Kris Marubio

415-427-1798